EXHIBIT 99.1

®

BioScrip to acquire

CAREPOINT partners home infusion business

Elmsford, NY – June 17, 2013 – BioScrip®, Inc. (NASDAQ: BIOS) today announced that it has entered into a definitive agreement to acquire the business of CarePoint Partners Holdings LLC and its subsidiaries (collectively, “CarePoint Partners”) for $223 million in cash, subject to certain adjustments. CarePoint Partners is a leading national provider of home and alternate-site infusion therapy for patients with complex, acute and chronic illnesses. BioScrip also expects to realize the value of a future tax benefit estimated at $45 million as a result of the transaction, yielding a net purchase price of $178 million.

This transaction brings together two of the leading national home-infusion companies. Headquartered in Cincinnati, Ohio, CarePoint Partners is expected to generate approximately $160 million in annual revenue, services approximately 20,500 patients annually, and has 28 sites of service in nine states within the East Coast and Gulf Coast regions. With the addition of CarePoint Partners, BioScrip will provide home infusion services to approximately 100,000 patients.

“CarePoint Partners is a highly-regarded infusion company with a national reputation for clinical excellence, high-quality customer service, and superior patient care. With its strong clinical capabilities, CarePoint Partners has delivered consistent, long-term growth and is now one of the ten largest home infusion companies. We look forward to welcoming the CarePoint Partners team and collaborating to achieve continued growth and success as a combined entity,” stated Rick Smith, President and Chief Executive Officer of BioScrip.

“This transaction is a significant milestone for BioScrip. It meets our stated goal of expanding our infusion business through strategic acquisitions to build scale in a highly-fragmented industry,” added Smith.

Dana Soper, Chief Executive Officer of CarePoint Partners stated, “We look forward to joining the BioScrip family. We believe that our shared commitment to clinical excellence and high-touch service will resonate with our patients, payors, employees and referral sources. Founded in 2008, our company has achieved outstanding growth through the collective efforts of our dedicated employees. This business combination will support BioScrip’s growth objectives and accelerate our shared goal of creating the industry’s leading home infusion company.”

The transaction is subject to customary closing conditions, including regulatory approval. BioScrip expects the transaction will close in the third quarter of 2013.

Jefferies LLC acted as BioScrip’s exclusive financial advisor in connection with the transaction and Polsinelli PC acted as BioScrip’s legal advisor.

Outlook

CarePoint Partners is expected to generate approximately $160 million in annual revenue. Once fully integrated, this business should generate Adjusted EBITDA margins between 12% and 14%. BioScrip estimates that an acquisition of this size can take 12 to 15 months to fully integrate.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Forward Looking Statements – Safe Harbor

This press release includes statements that may constitute “forward-looking statements,” including statements regarding the Company's goals, performance and strategy.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.   Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with the Company’s ability to consummate the transaction involving CarePoint Partners and to integrate the acquired business, as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2012.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

Non-GAAP Financial Measures

The Company has included statements in this press release regarding anticipated Adjusted EBITDA of the acquired business following consummation of the transaction. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of the Company’s liquidity. In addition, the Company's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition, integration, transitional expenses, and restructuring-related expenses. Management believes this non-GAAP financial measure provides additional important insight into the Company’s ongoing operations and meaningful metrics to evidence the Company's continuing profitability trend.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

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